Exhibit 99.1


         Rogers Corporation Announces Share Buy-Back Program


    ROGERS, Conn.--(BUSINESS WIRE)--Feb. 16, 2007--Rogers Corporation (NYSE:ROG) announced that yesterday its Board of Directors approved the investment of up to $50 million for the purchase of shares for a new buy-back program.

    The timing and exact number of shares purchased will be determined at the Company's discretion and will depend on market conditions. All repurchases will be on the open market and funded from existing cash. Currently, the Company has approximately 17 million shares of common stock outstanding. This share buy-back program will be completed or cancelled within 12 months.

    Robert D. Wachob, President and Chief Executive Officer commented, "Today's announcement reflects our positive cash-flow outlook and our commitment to shareholder value. Given our recent success, future prospects, and the strength of our balance sheet, we believe that this repurchase program represents an excellent investment for our shareholders and could reverse most of the dilution caused by stock option exercises over the last few years."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 16, 2007, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com